Exhibit 10.41

EXECUTION VERSION

FIRST AMENDMENT TO THE OPERATIONAL AGREEMENT

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

VIA VAREJO S.A.

CNOVA COMÉRCIO ELETRÔNICO S.A.

CNOVA N.V.

NOVA PONTOCOM COMÉRCIO ELETRÔNICO S.A.

July 24, 2014

FIRST AMENDMENT TO THE OPERATIONAL AGREEMENT

By this First Amendment dated as of July 24, 2014 to the Operational Agreement dated October 17, 2013, among Nova Pontocom Comércio Eletrônico S.A., Via Varejo S.A. and Companhia Brasileira de Distribuição (“Operational Agreement”), the Parties:

(1)                              COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a publicly held company incorporated under the laws of Brazil,  enrolled with the National Corporate Taxpayers Register of the Ministry of Finance (“CNPJ/MF”) under No. 47.508.411/0001-56, with head offices in the city of São Paulo, state of São Paulo, at Avenida Brigadeiro Luiz Antônio, 3142, herein represented pursuant to its bylaws (hereinafter referred to as “CBD”);

(2)                              VIA VAREJO S.A., a publicly held company incorporated under the laws of Brazil, enrolled with the CNPJ/MF under No. 33.041.260/0652-90, with head offices in the city of São Caetano do Sul, state of São Paulo, at Rua João Pessoa, 83, herein represented pursuant to its bylaws (hereinafter referred to as “Via Varejo”);

(3)                              CNOVA COMÉRCIO ELETRÔNICO S.A., a corporation incorporated under the laws of Brazil, enrolled with CNPJ/MF under No. 07.170.938/0001-07, with head offices in the city of São Paulo, state of São Paulo, at Rua Gomes de Carvalho, 1609, 3rd to 7th floors, herein represented pursuant to its bylaws (hereinafter referred to as “Nova OpCo” or the “Company”);

(4)                              CNOVA N.V., a company incorporated under the laws of the Netherlands, with head offices in Professor Dr Dorgelolaan 30D, 5613 AM Eindhoven, Amsterdam herein represented pursuant to its articles of incorporation (hereinafter referred to as “Cnova”).

CBD, Via Varejo, Nova OpCo and Cnova (the latter exclusively in relation to the provisions set forth in Section 1.1 below) are hereinafter jointly referred to as “Parties” and each of them is individually and indistinctively referred to as “Party”.

And, as intervening and consenting party,

(5)                              NOVA PONTOCOM COMÉRCIO ELETRÔNICO S.A., a corporation incorporated under the laws of Brazil, enrolled with CNPJ/MF under No. 09.358.108/0001-25, with head offices in the city of São Paulo, state of São Paulo, at Rua Gomes de Carvalho, 1609, 3rd to 7th floors, herein represented pursuant to its bylaws (hereinafter referred to as “NPC”);

WHEREAS:

(A)                            On October 17, 2013 CBD, Via Varejo and NPC entered into the Operational Agreement in order to define the rules to promote an alignment of the interests between Via Varejo, CBD and NPC in the development of their activities;

(B)                            Under a project of reorganization of the e-commerce businesses of the Casino Group (“E-Commerce Restructuring”), on July 21, 2014, NPC approved the contribution of its operating assets and liabilities into Nova OpCo, its wholly-owned subsidiary at the time;

(C)                            As part of the E-Commerce Restructuring, Casino Guichard-Perrachon (“CGP”), the ultimate controlling shareholder of NPC, CBD and Via Varejo, established Cnova to concentrate under a single holding company the e-commerce businesses of (i) NPC, which conducts e-commerce business in Brazil, and (ii) CGP, including CDiscount and CDiscount International BV, each wholly-owned by Casino Entreprise and which conduct e-commerce business in France and abroad;

(D)                            On July 24, 2014, with the completion of the E-Commerce Restructuring, Nova OpCo has become directly and wholly-owned by Cnova, therefore CBD, Via Varejo and certain minority shareholders of NPC to become indirect shareholders of Cnova;

(E)                             In view of the E-Commerce Restructuring, the Parties have agreed to execute this first amendment to the Operational Agreement in order to modify certain terms and conditions therein to conform it to the current needs.

NOW, THEREFORE, THE PARTIES AGREE to enter into this first amendment on the date hereof, by which the Operational Agreement is restated in its entirety and shall be in force and governed by the following terms and conditions:

1                                      DEFINITIONS AND INTERPRETATION

1.1                            Definitions. The capitalized terms below, when used in this Agreement, as well as their plural or singular, male or female form, shall have the following meanings:

“Affiliate” means any company that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with a Party. It is further included in the concept of “Affiliate”, the officers, employees, consultants, agents or proxies of an Affiliate or Party, as the case may be.

“Agreement” or “Operational Agreement” means this Operational Agreement executed on October 17, 2013, as amended on July 24, 2014.

“Brands” means, when mentioned together or indistinctly, the brands “Ponto Frio” and “Casas Bahia” and their derivations, registered with the Brazilian National Institute of Industrial Property — Instituto Nacional da Propriedade Industrial — INPI and held by Via Varejo, and the brand “Extra” and its derivations, registered with INPI and held by CBD, as well as any brand that may be licensed to Nova OpCo by CBD or Via Varejo, being the Brands held by CBD and Via Varejo that were licensed to Nova OpCo by the execution of the Trademark License Agreements.

“Brazilian Corporations Law” means Federal Law No. 6,404 dated December 16, 1976, as amended.

“Brazilian Code of Civil Procedure” means Federal Law No. 5,869 dated January 11, 1973, as amended.

“CBD” means Companhia Brasileira de Distribuição.

“Committee” has the meaning set forth in Section 3.1.

“ICC Rules” has the meaning set forth in Section 19.3.

“ICC” means the International Chamber of Commerce.

“CGP” means Casino Guichard-Perrachon;

“Claim” means any and all claims, encumbrances, liens, court decisions, appeal, debts, obligations, damages, injuries, costs (including legal costs and costs of other professionals), losses, expenses, litigation or causes of action of whatever nature.

“Common Items” means, in relation to Nova OpCo, items of common assortment between Via Varejo and Nova OpCo and, in relation to CBD, items of common assortment between Via Varejo and CBD (excluding food retail).

“Confidential Information” has the meaning set forth in Section 14.1.

“Cnova” means Cnova N.V.

“Differentiated Protection Items” has the meaning set forth in Section 4.4.1.

“Disclosing Party” has the meaning set forth in Section 14.1(b).

“Extra Stores” means the physical stores under the brand “Extra” and its derivations as operated by CBD (excluding food retail).

“E-Commerce” means the non-presential sales in any of its forms, including media such as internet websites, mobile applications, telesales, as operated by Nova OpCo.

“E-Commerce Restructuring” has the meaning set forth in Recitals (B);

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Indemnified Party” has the meaning set forth in Section 12.1.

“Indemnifying Party” has the meaning set forth in Section 12.1.

“Letter of Authorization of Domain Name Use” means the Letter of Authorization of Domain Name Use between CBD, Via Varejo and Nova OpCo, executed on July 24, 2014.

“Market Place” means the business model, as operated by the Nova OpCo, whereby stores can publish their portfolio of products in a particular website in order to get customers traffic from such website and effect transactions in return for a commission on sales.

“Negligence” means negligence, recklessness or malpractice, as well as any action or omission, whether single or cumulative, performed with carelessness or indifference as to the harmful consequences thereof, whether actual or potential.

“Nova OpCo” means Cnova Comércio Eletrônico S.A. (new name of Bruxelas Empreendimento e Participações S.A.);

“NPC” means Nova Pontocom Comércio Eletrônico S.A.

“Parties” means CBD, Via Varejo and Nova OpCo. Exclusively for the purposes of Sections 2.1.2(i), 3, and 9 to 19, the term “Parties” or “Party” also refers to Cnova.

“Receiving Party” has the meaning set forth in Section 14.1(a).

“Relevant Media” means the following (i) broadcast television channels with national coverage: Globo, SBT, Record and Band, and (ii) newspapers and mass-circulation magazines: O Estado de Sao Paulo newspaper, Folha de São Paulo newspaper, O Globo newspaper, Veja magazine, Exame magazine, and Época magazine.

“Trademark License Agreements” means the Trademark License Agreement between Via Varejo and Nova OpCo and the Trademark License Agreement between CBD and Nova OpCo, both executed on July 24, 2014.

“Via Varejo” means Via Varejo S.A.

“VPC” means of cooperative advertising funds, received by the supplier for use in marketing activities.

“Willful Misconduct” means any intentional or wanton conscious or reckless act or omission as constitutes, in effect, a willful, intentional, conscious, reckless and utter disregard of any provision of this Agreement or of applicable law.

1.2                            Interpretation. In this Agreement, except to the extent that the context requires otherwise:

1.2.1                   Any reference to the sections and appendices shall be deemed a reference to sections of this Agreement;

1.2.2                   Headings used in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3                   Reference to a “person” shall be deemed to include any natural person, corporation, company, consortium, joint venture, funds, governmental authority, or other incorporated or unincorporated entity or association, and unless the context otherwise requires, the singular shall be deemed to include the plural and vice versa;

1.2.4                   The words “include” and “including” are to be construed without limitation.

1.2.5                   A reference to a “day” means a calendar day according to the civil calendar; a reference to “a month” means any period of thirty (30) consecutive days; and a reference to “a year” means a calendar year according to the civil calendar.

2                                      PURPOSE OF THE AGREEMENT

2.1                            Purpose

2.1.1                   This Agreement establishes the terms and conditions to promote the alignment between businesses of the Brands operated in physical stores and on virtual environment by the Parties, in order to increase synergies and create value for its shareholders.

2.1.2                   The Parties hereby acknowledge and agree that:

(i)                                  each Party shall act in good faith in relation to the other Party and endeavor its best efforts to ensure compliance with the provisions of this Agreement; and

(ii)                               each Party shall act as reasonably required to, pursuant to the principles set forth in Section 2.2, fulfill the purpose of this Agreement.

2.2                            Principles

(i)                                  the Parties shall jointly implement all opportunities to improve synergies between the operations of the Parties periodically on an ongoing basis;

(ii)                               the obligations of the Parties under this Agreement shall be based on economy of scale principles, so as to enable the reduction of shared operating costs and greater bargaining power, which should benefit the operations of the Parties;

(iii)                            the Parties undertake to seek sales growth of E-Commerce, of physical stores and of multi-channeling of the Brands;

(iv)                           the Parties undertake to observe the protective measures, aiming to improve the alignment between the operations of the physical stores and E-Commerce of the Brands;

(v)                              Via Varejo and CBD, in connection to the E-Commerce of the corresponding Brands, shall establish, jointly with Nova OpCo, mutual goals of growth, in order to engage and facilitate the fulfillment of the objectives set forth in this Agreement; and

(vi)                           Nova OpCo, with respect to E-Commerce of the corresponding Brands, agrees to use the Brands in accordance with the terms of the Trademark License Agreements and maintain appropriated levels of service to the e-commerce in Brazil.

2.3                            Term. This Agreement shall be effective as of the date hereof and shall continue in full force and effect for an initial term of twenty (20) years, renewable for another term of twenty (20) years in the event the renewal is agreed by all Parties.

3                                      MARKETING AND STRATEGY COMMITTEE

3.1                            Nova OpCo shall have a Marketing and Strategy Committee (“Committee”) , which shall have only an advisory role and non-binding resolutions. Such committee is created upon the will of the Parties and shall not be considered as a corporate body for any purpose.

3.2                            The members of the Committee shall act diligently and in the interest of the Nova OpCo, however, they shall not be considered as managers of Nova OpCo for their role in the Committee. None of the provisions contained in the Brazilian Corporations Law shall be applicable to them on the performance of their duties as Committee members. The Committee members who are also managers of a Party shall be subject to the provisions of the Brazilian Corporations Law only in relation to their acts performed in their capacity of managers of the corresponding Party.

3.3                            This Committee shall be composed of three (3) members, all appointed for a term of office of two (2) years, reelection being permitted. Cnova shall appoint one (1) member among its own officers or directors, CBD shall appoint one (1) member, and Via Varejo shall appoint one (1) member.

3.4                            The Committee, as a group, and each member of the Committee, individually, shall express its opinion and provide its report exclusively to the board of directors of Cnova and to the Party to this Agreement that appointed such member to the Committee, respectively.

3.5                            Duties. The Committee shall be responsible for supervising compliance with this Agreement, notably through the exercise of the following duties:

(a)                               evaluate and discuss issues of trademarks, marketing, logistics, warehousing, transportation and pricing related to Nova OpCo business to be submitted to the board of directors of Cnova;

(b)                               review and discuss the parameters for purchase and sale of goods by Nova OpCo, including in relation to the mix and volume of goods traded by Nova OpCo;

(c)                                review and discuss measures to promote multi-channeling and the interaction of E-Commerce operations with the physical stores of CBD and Via Varejo in order to capture synergies between these two operations; and

(d)                               analyze and discuss any other matters submitted by the board of directors of Cnova for the analysis of the Committee.

3.6                            Committee members. The members of the Committee must have knowledge about E-Commerce marketing, strategy, driving and implementing business, logistics and pricing.

4                                      COMMERCIAL ASPECTS

4.1                            Purchase management of Common Items

4.1.1                   Via Varejo shall conduct the negotiation of commercial terms and conditions with suppliers, including price, VPC, bonuses, payment terms and conditions, after sales, in relation to Common Items, provided that, on the one hand, Via Varejo shall guarantee to Nova OpCo and CBD, and on the other hand, Nova OpCo and CBD shall guarantee to Via Varejo the same commercial conditions in the purchase of Common Items obtained for its own business.

4.1.2                   Nova OpCo and CBD shall inform Via Varejo about their own specific needs with regards to suppliers’ payment conditions and the frequency, locations and delivery lots of Common Items, and Via Varejo shall ensure the compliance of these instructions by the suppliers. Nova OpCo and CBD may, at their own discretion, attend the respective meetings with the suppliers and have access to the orders placed on their behalf by Via Varejo

4.1.3                   Nova OpCo and CBD shall be responsible for determining the mix and volume of Common Items, and Nova OpCo and CBD shall, through Via Varejo, make the effective placement of purchase orders, being those firm orders, of Common Items to be sold on E-Commerce of the Brands and on the Extra Stores, as applicable.

4.2                            Management of purchases of other items

4.2.1                   With regards to any other items that are not Common Items, but purchased from the suppliers of the Common Items, Via Varejo shall be responsible for the entire process of purchasing the items to be sold on E-Commerce of the Brands and in Extra Stores, including negotiating with such suppliers, provided that Via Varejo observes the maximum price range for each item as determined by Nova OpCo and CBD, as applicable, and informed to Via Varejo.

4.2.2                   With regards to any other items to be offered for sale on E-Commerce of the Brands or in Extra Stores that are not Common Items or that are not purchased from the suppliers of the Common Items, or in case Via Varejo is not able to meet the maximum price range established by Nova OpCo or CBD in accordance with Section 4.2.1 above, Nova OpCo and CBD, as applicable, shall be liable for the entire process of purchasing such items to be sold on E-Commerce of the Brands and in Extra Stores, including negotiating with such other suppliers.

4.2.3                   With the purpose of implementing the purposes and principles of this Agreement set forth in Sections 2.1 and 2.2, Nova OpCo, CBD and Via Varejo should share their suppliers price tables and may, at their sole discretion, use any of the tables in commercial negotiations with suppliers, as well as develop, jointly, internal processes to ensure that the price tables of Via Varejo, CBD and Nova OpCo are always updated in the sharing system, except as prohibited by applicable law.

4.2.4                   Nova OpCo, CBD and Via Varejo shall not use, in an explicit manner, the price table, Nova OpCo of Via Varejo’s and CBD, CBD of Via Varejo’s and Nova OpCo’sand Via Varejo of Nova OpCo’s and CBD”s, to demand from the suppliers commercial condition even better than that found in the price tables shared by them.

4.3                            Exception to the purchase management. The purchase management provided for in Sections 4.1 and 4.2, conducted by Via Varejo in Brazil:

(a)                               shall not interfere in or include the process of international purchasing or the negotiation with global suppliers, which are conducted internationally by CGP, Cnova and their respective Affiliates; and

(b)                               does not include negotiations regarding private labels products and no-name products.

4.4                            Differentiated Protection Items

4.4.1                   In an attempt of maximum alignment of business planning and pricing of the E-Commerce of the Brands between Via Varejo and Nova OpCo, Via Varejo and Nova OpCo shall jointly define the pricing and commercialization strategies, including promotions and sales offers to the entire line of products and services, and shall keep weekly discussions in the Committee.

4.4.2                   In case Via Varejo and Nova OpCo do not reach agreement in the weekly discussions pursuant to Section 4.4.1, Via Varejo shall monthly prepare and send to Nova OpCo, a list containing Differentiated Protection Items. For purposes of this Agreement, “Differentiated Protection Items” consist of the most selling items in Via Varejo’s physical stores, which represent 80% of the sales revenue during the months immediately preceding the preparation of the list.

4.5                            Pricing policy of E-Commerce of the Brands

4.5.1                   With respect to E-Commerce of the Brands, Nova OpCo undertakes, to offer the same cash price and payment conditions of Via Varejo on all Differentiated Protection Items, not offering for sale on E-Commerce of the Brands for a lower price than advertised in the Relevant Media by Via Varejo, provided that Nova OpCo may offer the possibility of payment in up to 10 installments with no interest on the E-Commerce. Nova OpCo may offer to its clients all forms of payment and shipping usually available on E-Commerce.

4.5.2                   The prices of items not considered Differentiated Protection Items shall be freely determined by Nova OpCo on the E-Commerce of the Brands.

4.6                            Remuneration. For the purchases made by Nova OpCo or CBD from the suppliers of Via Varejo in accordance with the provisions set forth in Sections 4.1 and 4.2, with due regard to the Section 4.3, Nova OpCo and CBD shall pay to Via Varejo a remuneration fee, equivalent of 1.3% and 2.2%, respectively, of the total value (free of taxes levied on such purchases) items effectively purchased from such suppliers as such total value is further defined in 4.6.1 and 4.6.2 below.

4.6.1                   The remuneration fee set forth in Section 4.6 above shall apply to the total value of purchases of (a) Common Items pursuant to Section 4.1; and (b) non Common Items, but purchased from the suppliers of the Common Items pursuant to Section 4.2.

4.6.2                   The remuneration fee set forth in Section 4.6 above shall not apply to bonuses, rebates, VPC and other discounts. Any gains registered by Via Varejo on such discounts shall be split pro rata in accordance with criteria usually used by the Parties for such purpose.

4.6.3                   The remuneration fee set forth in Section 4.6 above shall be valid on purchases made during the period beginning on October 17, 2013 and ending five (5) years from the date hereof, subject to possibility of revision in good faith by the Parties of the commercial parameters at the end of the third (3rd) year from the date hereof.

4.6.4                   The calculation and the payment of the remuneration shall be respectively performed and due quarterly, with accounting recognition on the last day of the quarter, and Nova OpCo and CBD shall make the payment to Via Varejo on the fifth (5th) business day after the end of the quarter. The payment shall be made in cash on the bank account to be informed in writing by Via Varejo to Nova OpCo and CBD or in any other form agreed among the Parties.

4.6.5                   Each Party shall be responsible for the payment of any taxes due as a result of this Operational Agreement in accordance with the tax laws at the time of the taxable events. In case a Party is responsible to withhold any taxes due, the Party shall proceed with the withholding in the form and within the period specified in the applicable law.

4.6.6                   Due to the E-Commerce Restructuring, NPC shall bear the remuneration relating its purchases made between October 17, 2013 and July 13, 2014 and Nova

OpCo shall bear the remuneration relating to its purchases from July 14, 2014 onwards.

5                                      LOGISTIC ASPECTS

5.1                            Storage

5.1.1                   The Parties shall analyze, in view of economical and operational aspects, the sharing of areas of their respective distribution centers, seeking, whenever possible and advantageous, the segmentation of operations, optimizing processes and costs, with proper rational sharing of costs and expenses directly and indirectly incurred in maintaining the shared distribution centers.

5.1.2                   The Parties shall jointly conduct the planning of future need for storage areas and study the best way to enable them.

5.2                            Transportation

5.2.1                   The Parties shall work together towards standardizing and sharing of the price tables and service level of the carriers, respecting the specificity of the business. The Parties shall jointly develop internal processes to ensure that the price tables of the Parties are always updated in the sharing system.

5.2.2                   The Parties shall evaluate, in view of economical and operational aspects, the sharing of transfer loads and loads for home delivery, in order to derive mutual benefit of scale gains. Whenever possible and advantageous, the Parties shall seek the segmentation of operations, optimizing processes and costs

5.2.3                   The Parties shall proceed with due rational sharing of costs and expenses directly or indirectly incurred in the transportation referred to in Section 5.2.2.

5.3                            Supply

5.3.1                   The Parties shall develop together a control system that allows Via Varejo access schedule, supply and delivery information of items purchased by CBD and Nova OpCo in accordance with the provisions set forth in Sections 4.1 and 4.2.

5.3.2                   Any issues with the sales turnover of items purchased pursuant to Sections 4.1 and 4.2 for sale on the E-Commerce of the Brands or in Extra Stores shall be addressed with the corresponding supplier by Nova OpCo or CBD, as applicable, jointly with Via Varejo.

6                                      COMMUNICATION AND MARKETING ASPECTS

6.1                            Right to use the Brands

6.1.1                   The strategy and positioning of the respective Brands shall be determined by Via Varejo and CBD. Nova OpCo shall use the Brands in the E-Commerce in accordance with the rules and concepts specifically designed for the E-Commerce of each Brand, pursuant to this Agreement and the respective Trademark License Agreements. Nova OpCo agrees to adhere to the strategy and positioning of the respective Brands as determined by Via Varejo and CBD in accordance with the terms of this Section 6.1.1.

6.1.2                   Nova OpCo shall inform Via Varejo of its desire to operate in product categories other than electronic goods and furniture, using the brands owned by Via Varejo on the E-Commerce. Via Varejo shall notify Nova OpCo of any objection within not more than thirty (30) consecutive days as from the receipt of the information from Nova OpCo. In case there is no objection, only after such period has elapsed may Nova OpCo work in such category.

6.2                            Abstaining from haring measure and unfavorable publicity. During the term of this Agreement, and following its termination, each Party agrees directly or indirectly not to take any measure for the purpose of jeopardizing or that may reasonably jeopardize the other Party or its reputation or that may culminate in unfavorable publicity to the other Party.

6.3                            Domain and URL. Via Varejo and CBD are prohibited from using domains and URLs for purposes of E-Commerce of the Brands. In all cases, only one domain name shall be used for each Brand, which should always be “www.brand.com.br”. In any particular destination on the internet, the URL must follow the standard “www.brand.com.br/specificdestination”. The domain names and URL shall be used in accordance with the Letter of Authorization of Domain Name Use.

6.4                            Marketing of the Brands. The Parties shall meet, fortnightly or whenever necessary, to align on a continuous basis the communication strategy and the marketing of Brands, ensuring the same visual and expression unit of each Brand, preparing a schedule for implementation of joint initiatives and the recovery of additional costs incurred by Via Varejo and CBD, as applicable.

6.4.1                   Marketing in the Media. The Parties agree to implement the following initiatives:

(i)                                  Via Varejo and CBD must reserve at least five percent (5%) of the space of announcements in print media of the respective Brands for content specified and defined by Nova OpCo for the E-Commerce of the same Brand.

(ii)                               Via Varejo and CBD must include as a destination link of all online announcements of their Bands, the URL of E-Commerce of the same Brand.

(iii)                            Via Varejo and CBD must include in all television announcements of their Brands, whether in open channel or cable, for at least five (5) seconds, the URL and telesales contact of the E-Commerce of the same Brand. The screen space destined to references to the E-Commerce can not be smaller than the size of the character generator. Additionally, all such television ads should end with the spoken or written message “Go to www.marca.com.br” or “ join us at fb.com/brand” or “download the app of the brand”.

(iv)                           Via Varejo and CBD must include, in all radio announcements of their respective Brands, the following spoken message at the end of the add: “go to www.brand.com.br”.

(v)                              Except otherwise limited by law, Via Varejo and CBD must include in all outdoor announcements (including billboards, private truck sides, door shops) of the respective Brands the URL and telesales contact of the E-Commerce of the same Brand.

6.4.2                   Marketing in the stores. The Parties agree to implement the following initiatives:

(i)                                  on the façade, include the URL and telesales contact of the E-Commerce of the same Brand. In addition, inclusion of messages such as “More products at www.brand.com.br”, as specified and defined by Nova OpCo;

(ii)                               on physical storefronts when closed, include the main message of “Open 24 hours at www.brand.com.br “ ;

(iii)                            on the exit vision of physical store, include the message “Continue shopping at www.brand.com.br”;

(iv)                           on the screen of the cash registers, include the message “More products at www.brand.com.br”;

(v)                              on bags and other packing containers, include the URL and telesales contact of the E-Commerce the same Brand;

(vi)                           on at least one side of all of private trucks of the Brands, include the URL and telesales contact of the E-Commerce of the same Brand;

(vii)                        on the invoices, include the URL and telesales contact of the E-Commerce of the same Brand and also the message “Continue shopping at www.brand.com.br”;

(viii)                     in all the catalogs, include the URL and telesales contact of the E-Commerce of the same Brand on all pages. Additionally , all catalogs should include at least one (1) page with products that do not exist in the physical store of the Brand that can be found in the respective E-Commerce.

6.4.3                   Costs. Except for the initiatives set forth in items (i) to (v)(iv) of Section 6.4.1, for the initiatives set forth in Sections 6.4.1 or 6.4.2 that result in structural changes and costs for Via Varejo or CBD, Via Varejo or CBD, as applicable, shall inform Nova OpCo about such costs (as reasonably estimated by Via Varejo or CBD, as applicable) and Nova OpCo at its own discretion shall decide whether the initiative shall be implemented. If Nova OpCo decides to implement the initiative, the costs informed by Via Varejo or CBD, as applicable, shall be borne directly by Nova OpCo.

7                                      MULTI-CHANNEL ASPECTS

7.1                            The Parties shall meet, fortnightly or whenever necessary, to align on a continuous basis the multi-channel strategy between the E-Commerce of the Brands and the physical stores of the same Brand, preparing a schedule for implementation of joint initiatives and the recovery of additional costs incurred by the Parties, as applicable.

7.2                            Via Varejo and CBD shall seek to viable the multi-channel of the E-Commerce of the Brands, enabling (i) customers who purchase via E-Commerce of the Brand to withdraw the products at the nearest physical store of the respective Brand, or, alternatively (ii) for Nova OpCo to perform the home delivery the products to the E-Commerce clients, withdrawing such products from the storage of the physical store of the respective Brand.

7.3                            Via Varejo and CBD shall share with Nova OpCo the structure and the returning process of products, in order to allow customers who purchase via E-Commerce of the Brands to exchange or refund, at the customer’s choice, in any physical store of the same Brand.

7.4                            Via Varejo and CBD shall instruct their staff to pursue sales, inside the store, of items unavailable in the physical stores through the E-Commerce of the respective Brand. Via Varejo, CBD and the staff of the physical stores of the respective Brand shall be commissioned in accordance with policy to be established by the Parties for the items sold in the form of this Section 7.4.

7.4.1                   The objective of this Section 7.4 is to expand the variety of products available to the customers of Via Varejo and CBD. However, there shall be no cannibalization between the physical stores and the E-Commerce of the Brands in relation to the products made available by Via Varejo and CBD.

7.5                            Post Sales

7.5.1                   The Parties shall centralize, in view of economical and operational aspects, the structures used in the technical assistance and reconditioning of process of products sold by the Brands, either in physical stores of Brands or on the E-Commerce.

7.5.2                   Via Varejo shall share and allow the utilization by Nova OpCo of its installed capacity for assemblage and technical assistance of furniture to be sold on the E-Commerce.

7.5.3                   The Parties shall be deemed liable for the costs arising from customer’s claims, whether on administrative or judicial jurisdiction.

7.6                            Cost and Expenses. Via Varejo and Nova OpCo and CBD and Nova OpCo, as applicable, shall proceed with an appropriate rational sharing of the operating costs and expenses incurred, directly or indirectly, in implementing the aspects of multi-channel in relation to the respective Brands, pursuant to Section 7.

8                                      ACCESS TO INFORMATION

8.1                            Nova OpCo is entitled, but not required, to monitor any and all activity or content related to or released in connection with the E-Commerce of the Brands. Nova OpCo is further entitled to investigate any violation or policies or claims that may be reported to it.

8.2                            Via Varejo and CBD are entitled, but not required, to monitor any and all activity or content related to or released in connection with the E-Commerce of the Brands. Via Varejo and CBD are further entitled to investigate any violation or policies or claims that may be reported to them on E-Commerce of the respective Brands.

8.3                            The Parties agree to cooperate in good faith in the course of any investigation conducted according to the provisions hereof, and shall promptly allow the entrance and access of the Party and its representatives to all the facilities and to promptly provide copies of any documents and information to the Party and to its representatives as requested.

9                                      PRIVATE LABELS

9.1                            Nova OpCo and Cnova may operate the e-commerce activities of any private labels and/or brands or no names, whether developed and owned by the Parties or their Affiliates or otherwise, without the need of request for permission to any of the other Parties, provided that Nova OpCo or Cnova, as applicable, shall observe the strategy and positioning of the respective private labels and/or brands as determined by the owner of the private label and/or the brand in the e-commerce in the event that such owner is one of CBD or Via Varejo or an Affiliate controlled by one of them.

10                               EXCLUSIVITY AND NON-COMPETE

10.1                     Exclusivity

10.1.1            Via Varejo and CBD forthwith acknowledge and agree that they shall operate any and all activities related to the E-Commerce of the Brands in Brazil exclusively through Nova OpCo. Via Varejo and CBD also agree that, for the term of this Agreement, they may not use any third parties for activities of E-Commerce in Brazil or to provide any services in connection with or similar to the E-Commerce of any brands.

10.1.2            The Parties agree that the obligation of exclusivity hereby undertaken by Via Varejo and CBD applies to the E-Commerce transactions of Via Varejo and CBD in Brazil, including any brand or domain that may be held or used by Via Varejo and/or CBD in Brazil, acting directly or by means of any controlled company, during the term of this Agreement.

10.1.3            Should during the term of this Agreement Via Varejo and/or CBD develop any other brands or domains for the activities of E-commerce in Brazil, Via Varejo or CBD, as applicable, shall inform Nova OpCo and Cnova for them to decide at their sole discretion about the inclusion of the new brand or domain, as the case may be, on the E-Commerce. If Nova OpCo and Cnova decide to include a new brand or domain, the Parties shall enter into an amendment to this Agreement to include the mentioned brand and domain, and shall adjust in good faith the terms and conditions of this Agreement that may be so required, as well as any other agreement that may be necessary, including the Trademark License Agreements.

10.1.4            The Parties agree that Nova OpCo shall operate the E-Commerce on a non-exclusive basis to Via Varejo and CBD, which means that Nova OpCo can be hired to provide e-commerce activities to third parties.

10.1.5            The violation of the obligations of exclusivity established herein by Via Varejo or CBD shall submit Via Varejo or CBD, as applicable, in addition to damages and other remedies, to the payment of a pecuniary and non-compensatory fine for violation in the amount of fifty million reais (R$50.000.000,00). Such fine shall be paid within a period of ten (ten) days after a violation occurs.

10.2                     Non-Compete. Via Varejo and CBD agree, during the term of this Agreement, to abstain from purchasing, directly or through any of its Affiliates, any equity interest in any legal entity that, on the date of such acquisition, operates:

(i)                                   exclusively E-Commerce in Brazil;

(ii)                                directly or through any of its Affiliates, among other activities, E-Commerce in Brazil, provided that the Parties undertake to discuss in good faith the potential acquisition.

11                              REPRESENTATIONS AND WARRANTIES

11.1                     The Parties represent and warrant each other, which they declare as being true, accurate, complete and updated:

11.1.1            Capacity. Each of the Parties fully understand the operations object of this Agreement and possess full capacity, discernment, powers and were properly advised by qualified professionals to execute this Agreement, as well as to consummate and implement the operations contemplated herein.

11.1.2            Authorization. The Parties possess all the corporate authorizations necessary to execute this Agreement and to fulfill with the obligations established herein. The Parties possess full powers to execute and formalize any contract, instrument, or document to be entered into as a result of this Agreement in view of the consummation of the operations contemplated herein and the fulfillment of their corresponding obligations.

11.1.3            Absence of Conflicts and Violations. The execution of this Agreement and the fulfillment of the obligations assumed herein:

(i)                                  shall not violate any provision of the corporate documents of the Parties; and

(ii)                               shall not violate nor conflict with any law applicable to the Parties.

11.1.4            Validity and Enforceability of the Agreement. This Agreement constitutes a valid legal and binding obligation to each of the Parties and enforceable against them in accordance with the terms hereof.

12                               INDEMNIFICATION AND LIABILITY

12.1                     Obligation to Indemnify. Each Party (an “Indemnifying Party”) undertakes to indemnify and hold harmless each other (each of them, an “Indemnified Party”), solely in relation to any Losses arising from:

(i)                                   violation or inaccuracy of any of the representations or warranties provided by each of the Parties in Section 11 of this Agreement;

(ii)                                breach of any obligation assumed by each of the Parties in this Agreement.

12.2                     Liability

12.2.1            Each Party shall be liable and shall defend, indemnify and hold the economic group of the other Party harmless, and shall position/defend itself against any and all Claims that may arise or in any way are related, directly or indirectly, to the failure by the economic group of the Indemnifying Party to obey and fully comply with all the laws applicable to the performance of its respective obligations under the terms of this Agreement.

12.2.2            If any Party becomes aware of any incident likely to give rise to a Claim, which may result in the indemnifications provided for in Sections 12.1 to 12.2, such Party shall immediately notify in writing the other Party and both Parties shall cooperate and work together to investigate the incident immediately and mitigate any liability resulting thereof.

12.2.3            Notwithstanding any contrary provision contained in the present Agreement, each Party shall assume full liability, without limitation, for its own Negligence or Willful Misconduct.

12.2.4            The provisions of this Section 11.1 shall continue in force regardless the termination of this Agreement.

13                               TERMINATION AND PENALTIES

13.1                     This Agreement may be terminated by either Party, for good cause, upon the occurrence of the following events:

13.1.1            In the event of contractual default, at the sole discretion of the non-defaulting Party, upon failure by the defaulting Party to comply with its obligation within thirty (30) days following the receipt of notice from the non-defaulting Party, being the defaulting Party subject to payment of damages and the contractual penalty provided in Section 13.3 below.

13.1.2            Insolvency, judicial or extrajudicial reorganization, bankruptcy, dissolution or winding-up of any Party, in which event this Agreement shall be deemed to have been automatically terminated, irrespective of notice.

13.2                     Except for the events provided for in Section 13.1 above, the Agreement may only be terminated by a written instrument duly signed by the Parties by mutual agreement.

13.3                    The Parties agree that (i) any material breach of the rights and obligations of each Party provided in this Agreement or (ii) the termination of this Agreement before the end of the term provided for in Section 2.3 and in accordance with the Section 13.1, shall, without prejudice to damages and any other rights or remedies that may be available, subject the Party causing the early termination or giving rise to the breach, including the anticipated termination of any successive renewals, as the case may be, to a punitive and non-compensatory penalty in the amount of fifty million reais (R$50.000.000,00).

13.3.1            For the avoidance of doubt, any termination of this Agreement being fully agreed among the Parties, whether anticipated or not, shall not subject any Party, in any event, to the punitive and non-compensatory penalty aforementioned.

14                               CONFIDENTIALITY

14.1                     For the purposes of this Agreement, Confidential Information shall mean:

(a)                               any information relating to this Agreement, the platform and the E-Commerce of the Brands, including, but not limited to, agreements of any kind, technical information, flows, organizational structures, procedures, expertise, know-how, as well as any other information disclosed by one Party (the “Disclosing Party”) and/or its respective representatives or advisors (“Representatives”) or any of its Affiliates.

(b)                               any non-public, confidential, proprietary or patentable information relating to the Disclosing Party, its Affiliates, any shareholder, employee or customer of the Disclosing Party, that have been obtained by the other Party (the “Receiving Party”) or by its Representatives, either in writing or verbally, through the Disclosing Party or as a result of contacts with the management or with its Representatives or Affiliates;

(c)                                analysis, compilations, studies or other documents prepared by the Receiving Party or its Representatives, which contain or otherwise reflect or are generated using such information; and

(d)                               understandings, verbal or written agreements, amounts, negotiations, interested parties, procedures, economic and legal concepts and strategies discussed, evaluated, rejected or preferred by the interested parties relating to the purpose hereof;

14.2                    Confidential Information shall not include any information which the Receiving Party can demonstrate that:

(a)                               it is or becomes available to the public for reasons other than the disclosure by the Receiving Party or its Representatives;

(b)                               is already, at the time of disclosure, known by the Receiving Party and was not disclosed by the Disclosing Party, its Representatives or Affiliates or obtained by the Receiving Party as a result of this Agreement or by violation of any laws or obligations to which the Receiving Party is or may become subject; or

(c)                                the disclosure is required by an arbitral or judicial order which has become final and non-appealable, to which the Disclosing Party is subject (and, in such event, only upon written notice with no later than two business days in advance).

15                               USE OF CONFIDENTIAL INFORMATION

15.1                     The Receiving Party agrees to maintain in strict secrecy the Confidential Information, and shall not disclose it to third parties or use it other than for purposes hereof.

(i)                                  The provisions of Section 15 above shall not prevent the Receiving Party from disclosing Confidential Information to (i) its Representatives having a need to know the Confidential Information solely for the performance of this Agreement, (ii) its Affiliates.

(ii)                               The Receiving Party agrees to take all necessary measures to protect the Confidential Information when disclosing them to its Representatives.

(iii)                            The Receiving Party shall be jointly and severally liable with its Representatives and Affiliates, without benefit of order, for all acts or omissions of their Representatives or Affiliates regarding the Confidential Information.

15.2                     If required by the Disclosing Party, the Receiving Party agrees to return or destroy, within 5 business days from the termination of this Agreement, any and all material provided by the Disclosing Party or produced by the Receiving Party or any of its Representatives or Affiliates containing any kind of Confidential Information.

15.3                    Disclosure of Confidential Information. If a Receiving Party, or any of its Representatives or Affiliates is obliged by law, by regulation, or applicable stock market rule or by request of any government authorities to disclose part or all of the Confidential Information, such Receiving Party or its Representative or Affiliate as the case may be shall be authorized to disclose said Confidential Information, provided that it promptly notifies the Disclosing Party, with enough time to allow the latter to perform any measures or appeals that may be appropriate. The Receiving Party or its Representative or Affiliate will reveal only such information as required, and shall exert every best effort to obtain confidential treatment for any Confidential Information that is so revealed.

16                               SEVERABILITY OF THE PARTIES

16.1                     The Parties shall not maintain any employment relation with employees, managers and/or agents of the other, and no form of association, cooperation or partnership relation shall be established between them (except those already existing by virtue of any instruments other than this Agreement) and, therefore, each one of them shall be, especially and exclusively, liable for the fulfillment of its respective labor, social and security obligations under the legislation in force.

16.2                     Each Party shall be liable for the fulfillment of its respective obligations and liabilities undertaken herein, and each of them shall be individually and exclusively liable for complying with the rules applicable to them under the legislation in force, hereby exempting the other Party from any liability for non-compliance with any rule applicable to the activities subject matter of this Agreement.

17                               NOTICES

17.1                     Notices and invoices shall only be deemed as duly delivered or sent, if delivered in person, sent by registered mail or fax, to the addresses below:

If to CBD:

Avenida Brigadeiro Luiz Antonio, 3142

01423-000, São Paulo — SP

Attn.: Chief Executive Officer

Fax: +55 11 3884-6700

If to Via Varejo:

Rua João Pessoa, 83

09520-010, São Caetano do Sul — SP

Attn.: Chief Executive Officer

Fax: +55 11 4225-9905

If to Nova OpCo:

Rua Gomes de Carvalho, 1.609/1617, 7 floor

04547-0000, São Paulo - SP

Attn.: Chief Executive Officer

Fax.: (11) 4949-8180

If to Cnova:

Professor Dr Dorgelolaan 30D, 5613 AM Eindhoven

Amsterdam, Netherlands

Attn.: General Counsel

If to NPC:

Rua Gomes de Carvalho, 1609/1617, 7th floor

04547-000, São Paulo — SP

Attn.: Chief Executive Officer

Fax: +55 11 4949-8180

17.2                     Such notices delivered in accordance with Section 17.1 and made by:

17.2.1            Delivery in person shall be delivered during the normal business hours, on business days at the addressee’s head office, and shall be deemed to have been delivered at the time the notification is received;

17.2.2            Correspondence with return receipt request shall be deemed to have been delivered on the date indicated in the return receipt request, and

17.2.3            Any fax shall be transmitted during the normal business hours, on business days at the addressee’s head office, and shall be deemed to have been delivered at the time of written confirmation of complete and successful transmission of the fax.

17.3                     Any communication by phone or email shall, unless otherwise expressly permitted, be confirmed by one of the methods of delivery described in Section 16.2 above, and the delivery of such notice shall be made in accordance with Section 16.2, irrespective of prior communication by telephone or email.

18                              MISCELLANEOUS

18.1                     Territory. The provisions of this Agreement are only applicable to the Parties with regards to their operations in Brazil, except as expressly provided differently in this Agreement.

18.2                     Specific performance. The specific performance of any obligations contained herein may be required by the non-defaulting party or the creditor, as applicable, of such obligation pursuant to the Brazilian Code of Civil Procedure.

18.3                     Entire agreement

18.3.1            Except as expressly provided for herein, this Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes any understandings, commitments, negotiations, agreements, contracts (executed or not) or representations, oral or written, prior to this document.

18.3.2            The Parties acknowledge that they are not executing this Agreement based on any warranty, representation, statement, agreement or commitment of any kind other than those expressly provided for herein. To the extent permitted by law, and except in cases of fraud, each Party agrees and acknowledges that their sole rights and remedies in respect of any representation, warranty or commitment made or given herein shall only apply in case of breach of the terms and conditions provided for herein, to the exclusion of all other rights and remedies.

18.4                     Exclusion of invalid provisions. If any of the provisions of this Agreement, or any part thereof, is annulled, declared illegal or deemed invalid or unenforceable for any reason, the validity and enforceability of the remaining provisions shall not be affected or impaired in connection with any of the Parties. In case of any illegality, invalidity or ineffectiveness, the Parties agree to discuss in good faith the relevant amendments hereto in order to reinstate this Agreement and preserve and give effect to the original intent of the parties.

18.5                     Failure to agree.  With respect to any obligation under the present Agreement requiring one or more Parties to negotiate any point that is not defined by the present Agreement, in the event that the Parties fail for whatever reason to reach an agreement as a result of such negotiation (including by a breach of such obligation to negotiate in good faith) and without prejudice to any other rights or remedies available to the Parties, such failure shall under no circumstances result in the termination or invalidity of any other provision of this Agreement.

18.6                    Waiver and amendment

18.6.1            No waiver of any right to any of the parties arising out of this Agreement shall be effective if it is not expressly written.

18.6.2            Failure of either Party to exercise any right it may have herein or in the applicable law or failure to apply any possible measure, penalty or sanction shall not operate as a waiver or novation, and shall not, therefore, be construed as a desistance of their application in case of recurrence. No waiver, termination or discharge of this Agreement or any of the terms or provisions hereof shall be binding on any of the Parties, unless confirmed in writing. No waiver by either Party of any term or provision hereof or any default hereunder shall affect the rights of said party to enforce thereafter such term or provision or to exercise any legal right or remedy in the event of any other default, whether similar or not.

18.6.3            This Agreement may not be changed or amended except in writing and executed by all Parties.

18.7                     Further assurances. Each of the Parties shall use its reasonable efforts to: (i) ensure that any third party performs such other acts and execute and deliver such other documents as required to comply with the provisions hereof; and (ii) ensure that the other Party may require from any third parties all such acts and measures as required to the compliance with this Agreement.

18.8                     Independent contractors. Nothing herein shall create or be construed as creating a partnership or an association of any kind or as an obligation to any Party of any duty, obligation or liability as to a partnership, joint venture, agency, fiduciary relationship, membership, or any other business entity recognized by law for any purpose. Rights, benefits, liabilities and obligations of the Parties hereunder shall be joint and not several.

18.9                     Assignment

18.9.1           Neither Party may assign this Agreement or the rights and obligations arising out of this Agreement, wholly or in part, without the express prior written consent of the other Party.

18.9.2            Notwithstanding the provisions of Section 18.9.1 above, the parties acknowledge and agree that in the event of any corporate reorganization involving any of the Parties, all surviving companies succeeding the applicable Party wholly or in part (regardless of new or existing ones) fully undertake and are subject to all rights and obligations of the applicable as provided for herein.

18.10              Irrevocability and irreversibility. This Agreement is irrevocably and irreversibly executed by the Parties, binding upon the Parties, their heirs and successors and permitted assigns in any way.

18.11              Anti-corruption legislation.. Each Party represent that it and its subsidiaries have not, nor, to the knowledge of each such Party, have the directors, officers, agents, employees or controlled Affiliates of such Party and its subsidiaries, performed any act or omission, directly or indirectly, that would result in a violation by such persons of (a) the obligations of Brazilian Federal Law No. 12,846 of August 1, 2013, (b) the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (c) any other similar law of any other jurisdiction in which such Party and its subsidiaries operates its business.

19                               APPLICABLE LAW AND ARBITRATION

19.1                     Applicable law. This Agreement shall be governed and construed pursuant to the laws of the Federative Republic of Brazil.

19.2                     Amicable settlement. Any dispute arising from or related to this Agreement shall be notified in writing by one party to the other(s), and the parties shall use their best efforts to settle the dispute on an amicable basis within fifteen (15) days from the date of receipt of the notification.

19.3                     Arbitration. If an agreement cannot be reached pursuant to Section 19.2 above, any dispute arising out of or in connection with the present Agreement, including without limitation, the validity, interpretation, compliance, implementation, termination or breach of this Agreement shall be submitted to arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) prevailing as at the date of the request for such arbitration.

19.4                    Arbitral tribunal. The arbitral tribunal shall consist of three (3) arbitrators, of whom one shall be nominated by claimant(s) and one shall be nominated by respondent(s). The third arbitrator acting as president of the arbitral tribunal shall be nominated jointly by the two party-appointed arbitrators within 15 (fifteen) days from the confirmation of the second arbitrator, failing which the ICC shall appoint the president of the arbitral tribunal pursuant to the ICC Rules.

19.5                     Language. The language of the arbitration shall be English. Any of the parties to the arbitration may submit evidence in any other language provided that it is accompanied by a translation into English.

19.6                     Jurisdiction. The decision of the arbitral tribunal shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction. Each party retains the right to seek judicial assistance notably (a) to compel arbitration; (b) to obtain interim measures of protection rights prior to instruction of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceeding by the party; or (c) to enforce any decision of the arbitrators including the final award. If a party seeks judicial assistance, the Courts of São Paulo, Brazil, shall have jurisdiction.

19.7                     Consolidation of proceedings. Arbitration proceedings might be consolidated as agreed by the parties or determined by the ICC pursuant to the ICC Rules.

19.8                     Confidentiality of arbitration. The Parties and the intervening-consenting party expressly agree that the arbitration shall be kept strictly confidential, along with the information thereon (including without any limitations, the allegations made by the parties thereto, evidence, technical reports and any other statements given by third parties along with any documentation submitted or exchanged in the course of the arbitration proceedings), which shall only be revealed to the arbitral tribunal, the ICC, the parties, their attorneys, and any person essential to the development of the arbitration proceedings, except if such disclosure is required so as to satisfy obligations set out by law or by any competent authorities.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement in five (5) counterparts of equal form and content together with two (2) witnesses.

São Paulo, July 24, 2014.

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

/s/ Christophe Hidalgo	/s/ Antonio Salvador
Name: Christophe Hidalgo	Name: Antonio Salvador
Title: Chief Financial Officer	Title: Director of Human Resources

VIA VAREJO S.A.

/s/ Francisco Valim	/s/ Victor Fagá de Almeida
Name: Francisco Valim	Name: Victor Fagá de Almeida
Title: President	Title: Chief Financial Officer

CNOVA COMÉRCIO ELETRÔNICO S.A.

/s/ Fernando Queiroz Tracanella	/s/ Oderi Gerin Leite
Name: Fernando Queiroz Tracanella	Name: Oderi Gerin Leite
Title: Chief Financial Officer	Title: Chief Operating Officer

CNOVA N.V.

/s/ German Quiroga
Name: German Quiroga
Title: President

Intervening Parties

NOVA PONTOCOM COMÉRCIO ELETRÔNICO S.A.

/s/ Fernando Queiroz Tracanella	/s/ Oderi Gerin Leite
Name: Fernando Queiroz Tracanella	Name: Oderi Gerin Leite
Title: Chief Financial Officer	Title: Chief Operating Officer

Witnesses:

1.	/s/ Vânia Regina de Souza	2.	/s/ Ana Medeiros Akagui
	Name: Vânia Regina de Souza		Name: Ana Medeiros Akagui
	Id. R.G. No.: 13.488.814-5 — SSP		Id. R.G. No.:6.056.709.0